As filed with the Securities and Exchange Commission on May 19, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARRIAGE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0423828
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd., Suite 300

Houston, Texas 77056

(Address of Principal Executive Offices) (Zip Code)

CARRIAGE SERVICES, INC.

2017 OMNIBUS INCENTIVE PLAN

(Full Title of the plan)

Name, Address and Telephone Number of Agent for Service:	Copy of Communications to:

Viki King Blinderman Senior Vice President, Principal Financial Officer, Chief Accounting Officer and Secretary 3040 Post Oak Blvd., Suite 300 Houston, Texas 77056 (713) 332-8400	Nick D. Nicholas Porter Hedges LLP 1000 Main Street, 36th Floor Houston, Texas 77002 (713) 226-6674

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,580,000	$26.26	$41,490,800	$4,809.00

(1)	Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the Carriage Services, Inc. 2017 Omnibus Incentive Plan.
(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the New York Stock Exchange on May 16, 2017, $26.26.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Carriage Services, Inc. (the “Company”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 1,580,000 shares of the Company’s common stock that may be issued pursuant to the Carriage Services, Inc. 2017 Omnibus Incentive Plan (the “Plan”). The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 23, 2017, including the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 5, 2017, incorporated by reference therein;

•	A description of the Company’s capital stock contained in the Company’s Form 8-A filed with the Commission on December 4, 2002; and

•	The Company’s Current Reports on Form 8-K, filed with the Commission on January 30, 2017, February 15, 2017, March 23, 2017, April 26, 2017, May 12, 2017 and May 17, 2017 (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form 8-K).

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation (an “officer or director”), if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Indemnification may be made against expenses, including attorneys’ fees, judgments, fines and settlements paid in settlement actually and reasonably incurred by the person in connection with the proceeding; except, in an action by or in the right of the corporation, indemnification is limited to expenses, including attorneys’ fees, actually and reasonably incurred in the defense or settlement of the action. Additionally, no indemnification may be made without court order with respect to any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, or with respect to any settlement or expenses incurred in defending a pending action which settled without court approval. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not meet the standard of conduct required by the DGCL.

Section 145(c) provides that, to the extent that a present or former officer or director of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith. Section 145(b) adds that a court may also order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Under Section 145(d) of the DGCL, unless ordered by a court, a corporation may not indemnify an officer or director if the person’s conduct did not satisfy the standards set forth above. The determination as to whether indemnification is permissible must be made as follows: (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of a person who is or was an officer or director of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. Section 145(f) adds that the indemnification provided by, or granted pursuant to, the DGCL is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article X of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that the Company will indemnify and hold harmless any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she: (1) is or was a director or officer of the Company; or (2) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL. Article X further provides that the Company may also indemnify any employee or agent to the fullest extent permitted under the DGCL. The right to indemnification under Article X of the Charter is a contract right which includes, with respect to directors and officers, the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition to the maximum extent permitted under the DGCL.

Article 8.0 of the Company’s Amended and Restated By-Laws, as amended (the “By-Laws”), also provides that the Company will indemnify its directors and officers, and are authorized to indemnify employees and agents, to the fullest extent permitted by the DGCL, except: (1) for any breach of their duty of loyalty to the Company or the Company’s stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or (3) for any transaction from which such director or officer derived an improper benefit. The By-Laws also permit the Company’s Board of Directors to authorize the advancement of expenses to any director or officer of the Company, subject to a written undertaking to repay such advance if it is later determined that the indemnitee does not satisfy the standard of conduct required for indemnification. Additionally, pursuant to the By-Laws, the Chairman of the Company’s Board of Directors is authorized to enter into indemnification contracts with each director and officer of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits, attached hereto, which Index to Exhibits is hereby incorporated into this Item 8.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 19th day of May, 2017.

CARRIAGE SERVICES, INC.

By:	/s/ Viki King Blinderman
Viki King Blinderman,
Senior Vice President, Principal Financial
Officer, Chief Accounting Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melvin C. Payne, Carl Benjamin Brink and Viki King Blinderman, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Melvin C. Payne	Chief Executive Officer and Chairman of the Board	May 19, 2017
Melvin C. Payne	(Principal Executive Officer)

/s/ Viki King Blinderman	Senior Vice President, Principal Financial Officer, Chief Accounting Officer and Secretary	May 19, 2017
Viki King Blinderman	(Principal Financial Officer)

/s/ Adeola Olaniyan	Corporate Controller and Principal Accounting Officer	May 19, 2017
Adeola Olaniyan	(Principal Accounting Officer)

/s/ Donald D. Patteson, Jr.	Director	May 19, 2017
Donald D. Patteson Jr.

/s/ James R. Schneck	Director	May 19, 2017
James R. Schenck

/s/ Barry K. Fingerhut	Director	May 19, 2017
Barry K. Fingerhut

/s/ Bryan D. Leibman	Director	May 19, 2017
Bryan D. Leibman

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation, as amended, of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 1996, filed on March 20, 1997.

4.2	Certificate of Amendment dated May 7, 1997. Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1997, filed on November 14, 1997.

4.3	Certificate of Amendment dated May 7, 2002. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2002, filed on August 13, 2002.

4.4	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-05545) filed on July 18, 1996.

4.5	Amendments to the Bylaws of the Company effective December 18, 2000. Incorporated by reference to Exhibit 3.8 to the Company’s Annual Report on Form 10-K for its year ended December 31, 2000, filed on April 2, 2001.

4.6	Amendments to the Bylaws of the Company effective May 20, 2008. Incorporated by reference to Exhibit to the Company’s current report on Form 8-K filed May 28, 2008.

4.7	Carriage Services, Inc. 2017 Omnibus Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 5, 2017).

*5.1	Opinion of Porter Hedges LLP with respect to the legality of the securities.

*23.1	Consent of Grant Thornton LLP

*23.2	Consent of Porter Hedges LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page of this registration statement).

*	Filed herewith.